Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-8 (File No. 333-58481, effective April 7,1995, File No. 333-22263, effective February 24, 1997, File No. 333-69801, effective December 29, 1998, File No. 333-123362, effective March 16, 2005, and File No. 333-123363, effective March 16, 2005) of Butler International, Inc. of our report dated July 25, 2005 (October 5, 2007, as to the effects of the restatement discussed in Note 15 of the consolidated financial statements), with respect to the related consolidated statement of operations and comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2004, which report appears in the December 31, 2006 annual report on Form 10-K of Butler International, Inc.

/s/ Deloitte & Touche, LLP

Parsippany, New Jersey

January 15, 2008

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